UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 5, 2012

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events Company Deems Important To Security Holders.

On March 5, 2012 NetREIT, Inc., a Maryland corporation (“Company”) entered into a Purchase and Sale and Joint Escrow Instructions (“Agreement”) to acquire the Shoreline Medical Center (“Premises”) located in Half Moon Bay, California for the sum of Six Million Three Hundred Fifty Thousand Dollars ($6,350,000) from an unrelated limited partnership.

The Agreement contemplates the purchase of the Premises, a two-story Class A medical office building built in approximately 1980 and located in Half Moon Bay, 30 minutes south of San Francisco and 45 minutes northwest of San Jose and easy commuting distance to the Silicon Valley.  The Premises consists of approximately 15,335 rentable square feet and is currently 100% leased with eight years remaining on the initial lease term.

Subject to the findings of the review conducted during the due diligence period, the Company intends to finance the acquisition of the Premises with a loan of approximately four million two hundred thousand dollars ($4,200,000) with the remainder of the purchase price to be paid in cash to complete the acquisition of the Premises.  The Company shall have until the expiration of the due diligence deadline, or approximately April 5, 2012, to review pertinent documents including but not limited to the preliminary title report, physical inspections, environmental and natural hazard plans, permits, reports and related information, contracts, leases, and historical financial information.   In addition, consummation of the Agreement is contingent on the Company obtaining financing from a lender on terms and conditions reasonably acceptable to the Company in their sole and absolute discretion, which shall be secured by the Premises in accordance with the Agreement. The Company can provide no assurance that the acquisition will be completed.

The Company anticipates a closing date completing the acquisition of the Premises to be approximately April 20, 2012, subject to the satisfaction of customary closing conditions and extensions permitted under the Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and is qualified in its entirety by the full text of the Agreement, which shall be filed either with the Company’s next periodic report or as deemed relevant by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2012		NetREIT, Inc.
	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer